Execution Version

SECOND AMENDED AND RESTATED
EQUIPMENT LEASE
(New Madrid)
This SECOND AMENDED AND RESTATED EQUIPMENT LEASE (this “Lease”), dated as of February 26, 2016, but effective as of 11:59 p.m. on February 29, 2016 (the “Effective Date”), is entered into by and between AEC-NM, LLC, a Colorado limited liability company (“Lessor”), and GS RC INVESTMENTS LLC, a Delaware limited liability company (“Lessee”). Lessor and Lessee may be referred to herein individually as a “Party,” and collectively as the “Parties.”
R E C I T A L S
A.Clean Coal Solutions, LLC, AEC-TH, LLC, Lessor and Lessee previously entered into that certain Agreement to Lease dated as of June 29, 2010, as amended from time to time under which Lessor agreed to lease a refined coal production facility to Lessee pursuant to the Original Lease (as hereinafter defined).
B.Pursuant to that certain Exchange Agreement, dated as of November 21, 2011, as amended from time to time, among Clean Coal Solutions, LLC, Lessor and Lessee (the “Exchange Agreement”), the Parties terminated the Original Lease and entered into an Equipment Lease to lease the refined coal production facility, as described on Exhibit A hereto (the “Facility”), on November 21, 2011 (as amended as of December 21, 2012, the “Exchange Lease”).
C.The Parties subsequently entered into that certain Amended and Restated Equipment Lease dated as of March 8, 2013 (the “First A&R Lease”), which amended and restated the Exchange Lease.
D.The Parties wish to amend and restate the First A&R Lease as set forth herein.
A G R E E M E N T S
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1    Definitions. Capitalized terms used but not defined herein shall have the meanings associated with such terms in the Exchange Agreement. The following terms shall have the following meanings as used herein:
“Assignment” has the meaning set forth in Section 6.12.
“Business Day” means any Day other than (i) a Saturday or Sunday or (ii) a Day on which commercial banks in New York, New York are authorized or required to be closed.

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“Casualty” has the meaning set forth in Section 2.7.
“Coal Purchase Contract” means that certain Coal Purchase Contract (New Madrid), dated as of June 29, 2010, between Lessee and Utility.
“Code” means the Internal Revenue Code of 1986, as amended.
“CPI” means the Consumer Price Index, All Urban Consumers (CPI-U), Series ID CUUR0000SA0, U.S. City Average, All Items (1982-1984=100), Unadjusted Annual Average for the 12 months ended December of the applicable calendar year, as published by the United States Department of Labor Bureau of Labor Statistics.
“Day” means a calendar day.
“Draft Allocation” has the meaning set forth in Section 2.3.
“Effective Date” has the meaning set forth in the preamble.
“Exchange Agreement” has the meaning set forth in the Recitals.
“Exchange Lease” has the meaning set forth in the Recitals.
“Facility” has the meaning set forth in the Recitals.
“Federal Tax Rule” means any regulation, rule, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter by any Federal Tax Authority with respect to federal Tax matters, including (a) regulations of the Treasury Department, (b) judgments and decisions of the United States Tax Court, the United States Board of Tax Appeals and any other court of the United States in connection with its exercise of original, trial or appellate jurisdiction over any case involving federal Tax matters, (c) IRS and Treasury Department materials such as revenue rulings, revenue procedures, Treasury decisions, technical memoranda, technical advice memoranda, PLRs, determination letters, Chief Counsel’s advice, field service advice, general counsel memoranda, office memoranda, technical information releases, delegation orders, Executive Orders, Treasury Department orders, notices, announcements and news releases, and (d) a Pre-Filing Agreement.
“Final Allocation” has the meaning set forth in Section 2.3.
“First A&R Lease” has the meaning set forth in the Recitals.
“First A&R Lease Term” has the meaning set forth in Section 3.1(a).
“First A&R Lease Term Rent Payments” means all rent payments made by Lessee to Lessor in the First A&R Lease Term.
“Force Majeure” has the meaning set forth in Section 4.1.

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“GS” means The Goldman Sachs Group, Inc., a Delaware corporation.
“Independent Accountant” has the meaning set forth in Section 2.3.
“Interest Rate” means the lesser of (i) the Prime Rate plus two percent (2%), and (ii) the highest rate permitted by applicable Law.
“Investment Grade” has the meaning set forth in the Operating and Maintenance Agreement.
“IRS” means the United States Internal Revenue Service or any successor thereto.
“IRS Guidance” has the meaning set forth in Section 6.13.
“Lease” has the meaning set forth in the preamble.
“Lessee” has the meaning set forth in the preamble.
“Lessor” has the meaning set forth in the preamble.
“Month” means a period of time beginning at 12:00 a.m. CT on the first Day of any calendar month and ending at 11:59:59 p.m. CT on the last Day of the same calendar month.
“Monthly Operating Reports” means the reports provided by Operator to Lessee pursuant to Section 2.14 of the Operating and Maintenance Agreement or similar reports provided by any successor operator.
“Operator” means Clean Coal Solutions Services, LLC, a Colorado limited liability company, or any successor operator of the Facility.
“Original Lease” means that certain Equipment Lease (New Madrid) entered into between Lessor and Lessee dated June 29, 2010.
“Original Term” has the meaning set forth in Section 3.1(a).
“Original Term Rent Payments” means all rent payments made by Lessee to Lessor in the Original Term.
“Party” or “Parties” has the meanings set forth in the preamble.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.
“PLR” means a private letter ruling from the IRS.
“Pre-Filing Agreement” means an LB&I pre-filing arrangement (as described in IRS Revenue Procedure 2009-14 or any supplement or successor thereto) between Lessee or its Affiliate and the IRS.

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“Prime Rate” means the rate of interest publicly announced from time to time by Citibank, N.A., New York branch, as its “prime” or “base” lending rate.
“Quarter” means the three-Month periods ending on May 31, August 31, November 30 and February 28 or 29, as applicable, of each year.
“Refined Coal” means a gaseous, liquid or solid fuel produced from coal at the Facility through the addition of chemical additives.
“Refined Coal Guidance” means IRS Notice 2010-54 and such other guidance issued by the IRS supplementing, amending or superseding IRS Notice 2010-54.
“Refined Coal Sale Agreement” means that certain Refined Coal Sale Agreement (New Madrid), dated as of June 29, 2010, between Lessee and Utility.
“Regulatory Event” means the adoption, promulgation, change, repeal, or change in the interpretation, administration or application of any Law, or any other action of any Governmental Authority, in each case after the Effective Date (other than Force Majeure or a Tax Event) that results directly or indirectly in (a) it being unlawful for Lessee to lease, operate or have operated the Facility, (b) Lessee being obligated or compelled to divest or materially limit any of its or its Affiliates' businesses or the activities thereof wherein such divestiture or limitation affects or would affect Lessee's ability to perform its obligations under this Lease, (c) the imposition of a material penalty, fee or other cost, in each case in light of the overall economics of the transactions contemplated in the Transaction Documents, to be paid by Lessee or any of its Affiliates with respect to the Facility or arising out of this Lease that was not otherwise payable before the Effective Date or (d) a Material Adverse Effect.
“Renewal Term” has the meaning set forth in Section 3.1(b).
“Renewal Term Rent Payments” has the meaning set forth in Section 2.2(c).
“Rent” and “Rent Payments” means Original Term Rent Payments, First A&R Lease Term Rent Payments, Second A&R Lease Term Payments and Renewal Term Rent Payments, as applicable.
“Second A&R Lease Term” has the meaning set forth in Section 3.1(a).
“Second A&R Lease Term Rent Payments” has the meaning set forth in Section 2.2(a).
“Section 45 Credit” means the credit allowed by Section 45 of the Code for the production and sale of refined coal produced from coal to an Unrelated Person.
“Tax Event” means (a) the issuance to Lessee, or any Affiliate of Lessee, by the IRS of a (i) Notice of Proposed Adjustment (Form 5701); (ii) technical advice memorandum; (iii) private letter ruling, (iv) determination letter, (v) 60-day letter containing an examination report; (vi) 30-day letter containing an examination report; (vii) any other written document that reduces or proposes the reduction of the Section 45 Credits for the taxable period(s) under examination, or

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examined, by the IRS, by 20 percent or more; or (viii) a Pre-Filing Agreement; (b) the issuance, publication, announcement or other public dissemination of any statement or writing by the chairperson of the Ways and Means Committee of the U.S. House of Representatives or the Finance Committee of the U.S. Senate (including through a colloquy reported in the Congressional Record), if such statement or writing proposes, advocates or supports the enactment of federal legislation, or the adoption of a Federal Tax Rule, that would disallow some or all of the Section 45 Credits; (c) the passage by any of the Ways and Means Committee of the U.S. House of Representatives, the Finance Committee of the U.S. Senate, the U.S. House of Representatives or the U.S. Senate of a bill or resolution that, if enacted or adopted, would disallow some or all of the Section 45 Credits; or (d) any adoption of a Federal Tax Rule the effect of which is the disallowance of 20 percent or more of the Section 45 Credits.
“Term” has the meaning set forth in Section 3.1(a).
“Total Operating Expenses” means, with respect to any Quarter, the total of all actual costs and expenses, including budget overruns, incurred and paid by Lessee in connection with the operation of the Facility during such Quarter for the production of Refined Coal, including without limitation and without duplication: (a) the cost of all utilities, lighting, security and any other related services to and for the operation of the Facility paid by Lessee under any lease or license of a site on which the Facility is located during the Term; (b) fees and expenses paid to the Operator under the Operating and Maintenance Agreement or any subsequent operator of the Facility; (c) the cost of routine preventive maintenance of the Facility; (d) the cost of all materials and supplies necessary for the operation of the Facility, other than coal; (e) the cost of all overhauls, major and minor repairs and replacements of the Facility including the cost of all maintenance, overhauls, major and minor repairs and replacements of any coal scales used in accordance with the Facility; (f) the cost of all mobile equipment, lubricants, chemicals (including Chemical Additives as defined in the Chemical Additive Supply Agency Agreement), fluids, oils, supplies, filters, fittings, connectors, seals, gaskets, hardware, wires and other similar consumable materials and supplies used in connection with the operation, overhaul, repair or replacement of the Facility; (g) all fines, penalties, and costs of complying with injunctive relief relating to operation and maintenance of the Facility in accordance with applicable Laws except to the extent caused by Lessee; (h) the cost of procuring, maintaining and complying with all Permits, including all related engineering costs; (i) the insurance coverages described in Section 3.13 of the Operating and Maintenance Agreement; (j) taxes, administrative costs and all other assessments directly attributable to the operation of the Facility; (k) site rent and other obligations actually paid by Lessee under any lease or license of a site on which the Facility is located during the Term; (l) the cost for coal yard and coal handling services paid by Lessee under any coal yard services or similar agreements; (m) the cost of treating, managing, transporting and disposing of solid waste, sludges, trash, wastewater, leachate, and Hazardous Substances generated or used in the operation of the Facility, including all such materials arising from the operation of the Facility; (n) the costs of coal sampling and emissions testing; (o) any payment or commission for the arrangement of coal supply contracts paid by Lessee to Utility under the Coal Purchase Contract or under any other agreement for the arrangement of coal supply contracts for Lessee, and not included in the selling price for Refined Coal; and (p) the cost associated with conducting any redetermination tests (whether conducted by Lessee or on behalf of Lessee by a third party); provided that the Total Operating Expenses shall not include (i) the cost of coal, (ii)

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any costs or expenses incurred by Operator and reimbursed by Lessee under Section 2.10(b) of the Operating and Maintenance Agreement or otherwise in connection with complying with any Extended Production Suspension Plan (as such term is defined in the Operating and Maintenance Agreement) or any recommencement of operations of the Facility following an Extended Production Suspension Plan, (iii) the costs and expenses of any Decommissioning and Relocation Services (as such term is defined in the Operating and Maintenance Agreement) incurred by Operator and reimbursed by Lessee under Section 3.10 of the Operating and Maintenance Agreement or (iv) the costs or expenses of any substantially similar services to those services described in (ii) and (iii) above provided by a Person other than Operator.
“Unrelated Person” means, with respect to any Person, any other Person that is not related to such Person within the meaning of Section 45(e)(4) of the Code.
1.2    Construction of Certain Terms and Phrases. The words “this Lease,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Lease as a whole (including all Exhibits and Schedules) and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and the term “Exhibit” or “Schedule” shall refer to an Exhibit or Schedule attached to this Lease. All references herein to an agreement mean such agreement as it may be amended, restated or modified from time to time.
ARTICLE II
LEASE

2.1    Lease of Facility. Subject to the terms and conditions hereof and of the Exchange Agreement, from the effective date of the Exchange Lease, Lessor leases to Lessee and Lessee leases from Lessor the Facility for the uses set forth in Section 2.11 below.
2.2    Rent.
(a)    During the Second A&R Lease Term, Lessee will pay to Lessor on the first Business Day of each Quarter the payment set forth on Schedule 1 for such Quarter (or, if applicable, the pro-rated portion thereof) (the “Second A&R Lease Term Rent Payments”). The Second A&R Lease Term Rent Payments for a Quarter shall be adjusted in an amount equal to any applicable increase or decrease calculated in accordance with the methodology set forth in Exhibit C. The Second A&R Lease Term Rent Payments shall be payable through the end of the Second A&R Lease Term notwithstanding any termination of this Lease (and the obligation to make all such Second A&R Lease Term Rent Payments will be treated as having been incurred at the inception of the Second A&R Lease Term), except for a termination pursuant to Section 3.1(f). In the event that this Lease is terminated pursuant to Section 3.1(f) prior to the end of the Second A&R Lease

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Term, no further Second A&R Lease Term Rent Payments shall be due, though the Lessee will pay to the Lessor a pro-rated amount of the Second A&R Lease Term Rent Payment due with respect to the Quarter in which this Lease is terminated. With respect to the first payment to be made hereunder for the first Quarter of the Second A&R Lease Term, Lessee shall pay to Lessor, on the Effective Date, the Second A&R Lease Term Rent Payment set forth on Schedule 1 for such Quarter for the period of time from and including the Effective Date to the end of such Quarter.
(b)    Lessor and Lessee acknowledge and agree that Lessee has previously paid to Lessor all Rent Payments owed by Lessee under the Exchange Lease and the First A&R Lease.
(c)    During each Renewal Term, Lessee will pay to Lessor on the first Business Day of each Quarter the payment set forth on Schedule 1 for such Quarter (or, if applicable, the pro-rated portion thereof) (the “Renewal Term Rent Payments”). The Renewal Term Rent Payments for a Quarter shall be adjusted in an amount equal to any applicable increase or decrease calculated in accordance with the methodology set forth in Exhibit C. The Renewal Term Rent Payments shall be payable through the end of the applicable Renewal Term notwithstanding any termination of this Lease (and the obligation to make all such Renewal Term Rent Payments will be treated as having been incurred at the inception of the Renewal Term), except for a termination pursuant to Section 3.1(f). In the event that this Lease is terminated pursuant to Section 3.1(f) prior to the end of the applicable Renewal Term, no further Renewal Term Rent Payments shall be due, though the Lessee will pay to the Lessor a pro-rated amount of the Renewal Term Rent Payment due with respect to the Quarter in which this Lease is terminated. If this Lease is extended beyond November 9, 2021 pursuant to Section 3.1(b), the Parties shall negotiate in good faith to agree on the Rent Payments for Renewal Terms during such extension. If the Parties cannot agree in good faith on the Rent Payments for such Renewal Terms by the commencement of such extension, then this Lease shall terminate as of such date.
(d)    Lessee shall make the Rent Payments in immediately available funds to an account in the United States of America designated from time to time to Lessee in writing by Lessor. The initial nominated account of Lessor is:
Colorado Business Bank
Address: 821 17th Street, Denver, CO 80202
Account Name:  Clean Coal Solutions, LLC
Routing #: 102003206
Account #: *

(e)    Any Rent required to be paid under this Section 2.2 that is not so paid (unless subject to a good faith dispute) will bear interest from the date on which Rent was required to be paid to the date such Rent is actually received by Lessor at an effective annual rate equal to the Interest Rate. In the event of a dispute with respect to any Rent pursuant to this Section 2.2, the Parties shall continue to perform their obligations as required hereunder. Upon resolution of such dispute, the Rent, if any, determined to be owing by Lessee to Lessor (by agreement of the Parties or final determination of a court of competent jurisdiction) shall be paid within five Business Days

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following such resolution, together with interest (using the interest rate described above) from the date Lessee was required to pay the disputed amount.
2.3    Tax Ownership. The Parties agree that for federal income tax purposes, (a) the transactions described in the Original Lease shall be considered as a taxable installment sale of the Facility, and (b) the transactions described in the Exchange Agreement and the Exchange Lease shall be treated as a like-kind exchange under Section 1031 of the Code of the facility leased pursuant to the Original Lease for the Facility. The Parties agree to report the transactions consistently with such characterization. Lessee will provide Lessor with (i) an allocation of the Second A&R Lease Term Rent Payments under this Lease between interest and principal components and Lessee shall complete Form 8594 and furnish Lessor with a copy within 120 Days after the Effective Date and (ii) an allocation of the Renewal Term Rent Payments under any Renewal Term within 90 Days after the commencement of such Renewal Term (each such allocation, a “Draft Allocation”). Lessor shall review the Draft Allocation and provide any objections to Lessee within 30 Days after the receipt thereof. In the event Lessor does not object to Lessee’s Draft Allocation, such Draft Allocation shall be final (the “Final Allocation”) and the Parties shall report such Final Allocation for tax purposes and file tax returns in a manner consistent with such mutually agreed Final Allocation. If Lessor raises objections to the Draft Allocation, the Parties will negotiate in good faith to resolve such objection(s). If the Parties are unable to agree on the Draft Allocation within 14 Days after Lessor raises such objections, the Parties shall refer such dispute to an independent nationally recognized accounting firm (the “Independent Accountant”), which Independent Accountant shall make a final and binding determination as to all matters in dispute with respect to the Draft Allocation (and only such matters) within 30 Days and promptly shall notify the Parties in writing of its resolution. Each Party shall bear and pay one-half of the fees and other costs charged by the Independent Accountant.
2.4    Title to Facility. Title to the Facility leased herein shall be and at all times during the Term remain in Lessor. During the Term, Lessee shall neither remove nor permit removal of any serial number, model number, name, or any other identification of ownership from the Facility.
2.5    Maintenance. During the Term, Lessee agrees, at its own cost and expense, to keep the Facility in good repair, condition, and working order, will furnish all parts, mechanisms, devices, and labor required to keep the Facility in such condition, normal wear and tear excepted, and will pay all costs of the Facility’s operation. The Parties acknowledge that Lessor has previously provided to Lessee an inventory of spare parts located at the Facility.
2.6    Insurance. Lessor has obtained and shall maintain during the Term such insurance (including the coverages, limits, deductibles, and retentions) as set forth in Exhibit B hereto.
2.7    Loss and Damage; Casualty. Lessee hereby assumes and will bear the entire risk of loss of, theft of, requisition of, damage to or destruction of an item (collectively, a “Casualty”) comprising the Facility from any cause whatsoever. In the event of a Casualty, Lessee shall at its option either (a) repair or replace the damaged or destroyed portion of the Facility at its own expense or (b) terminate the Lease.

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2.8    Taxes. Lessee shall at all times during the Term pay or cause to be paid all ad valorem property taxes that are imposed upon the Facility or Lessee’s use thereof.
2.9    Personal Property. The Facility herein leased is, and shall at all times during the term hereof remain, personal property, notwithstanding that the Facility, or any part of it, may now be or hereafter become in any manner attached to, embedded in, or permanently resting on real property or any building or improvement thereon, or attached in any manner to what is permanent, as by means of cement, plaster, nails, bolts, screws, or the like.
2.10    Lessee’s Right to Possession. During the Term, Lessee shall have the right to retain possession of the Facility herein leased at the power plant known as the New Madrid Power Plant located near Marston, Missouri or at any other location Lessee may choose to place the Facility.
2.11    Permitted Uses. Lessee shall only use the Facility for the production of Refined Coal.
2.12    Location. Lessee shall have the right from time to time during the Term to relocate the Facility at Lessee’s expense to such other site as may be selected by Lessee.
2.13    Assignment of Warranties. Lessor has assigned to Lessee all warranties to which Lessor may have rights applicable to the Facility or any portion thereof provided by any manufacturers, designers, and constructors of the Facility or any portion thereof. Lessor agrees to take such other action as may be necessary to effectuate the assignment granted to Lessee pursuant to this Section 2.13.
ARTICLE III
TERM
3.1    Term.
(a)    The term of this Lease (the “Term”) will consist of: (i) the Original Term, (ii) the First A&R Lease Term, (iii) the Second A&R Lease Term and (iv) the Renewal Terms, if any. The “Original Term” commenced on November 21, 2011 and ended on March 7, 2013. The “First A&R Lease Term” commenced on March 8, 2013 and shall end on February 29, 2016 immediately prior to 11:59 p.m. The “Second A&R Lease Term” shall commence on the Effective Date and, unless sooner terminated pursuant to any of the terms hereof, shall end on February 28, 2018. Lessor shall provide Lessee with four (4) Months’ written notice prior to the end of the Second A&R Lease Term.
(b)    Unless sooner terminated in accordance with any of the terms hereof, at the end of the Second A&R Lease Term, the Term shall automatically renew for successive one year terms (each such term, a “Renewal Term”). The first such Renewal Term shall commence at the expiration of the Second A&R Lease Term and additional Renewal Terms shall automatically continue, unless this Lease is terminated earlier in accordance with its terms, for three successive one year terms and a fourth successive term ending on November 9, 2021; provided that if the Section 45 Credit for Refined Coal produced by the Facility is extended beyond November 9, 2021,

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the Term shall automatically extend for the duration of such extension with additional Renewal Terms as applicable for the period of such extension. Lessor shall provide Lessee with four (4) Months’ written notice prior to the end of each Renewal Term. Lessee shall have the right to terminate this Lease at its sole discretion during the Second A&R Lease Term or any Renewal Term effective as of the end of the Second A&R Lease Term or such Renewal Term, as applicable, on the giving of three (3) Months prior written notice to Lessor.
(c)    Lessee may terminate this Lease on June 29, 2020 by providing three (3) Months prior written notice to Lessor.
(d)    Lessee may terminate this Lease by written notice effective immediately to Lessor if the Total Operating Expenses paid by Lessee with respect to any two consecutive Quarters exceed * of the projected operating costs of the Facility for such two consecutive Quarters as set forth on Schedule 2.
(e)    Lessee may terminate this Lease by written notice to Lessor if a Tax Event occurs, though not during the Second A&R Lease Term in the case of a Tax Event described in clauses (a)(iii) or (a)(iv) of the definition of Tax Event.
(f)    Lessee may terminate this Lease by notice to Lessor if (i) any of the representations and warranties of Lessor contained in the Exchange Agreement are not true in all material respects as of the date made, and such representations and warranties are not made true by Lessor within 30 Days after notice from Lessee, or (ii) Lessor fails to perform in any material respect any of its obligations hereunder or under the Exchange Agreement and such failure is not cured within 30 Days after notice from Lessee.
(g)    Lessee may terminate this Lease by notice to Lessor if the Refined Coal Sale Agreement or the Technology Sub-License terminates or is terminated or if any Lessor Parent Guaranty ceases to be in full force and effect or any Lessor Guarantor shall so assert in writing.
(h)    Lessor may terminate this Lease by notice to Lessee if (i) any of the representations and warranties of Lessee contained in the Exchange Agreement are not true in all material respects as of the date made, and such representations and warranties are not made true by Lessee within 30 Days after notice from Lessor, (ii) Lessee fails to pay any undisputed installment of Rent due hereunder and such failure is not cured within 15 Business Days after notice from Lessor, (iii) the Lessee Parent Guaranty is terminated without being replaced by a new guaranty on substantially similar terms as the Lessee Parent Guaranty from a Person having an Investment Grade rating or (iv) Lessee otherwise fails to perform in any material respect any of its obligations hereunder or under the Exchange Agreement and such failure is not cured within 30 Days after notice from Lessor.
(i)    Lessee may terminate this Lease if, in the good faith judgment of Lessee, (i) equipment at the Facility requires replacement or modification or if the Facility needs to be relocated and (ii) the anticipated cost of such replacement, modification or relocation would result in the Facility having a new placed-in-service date.

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(j)    Lessee may terminate this Lease by notice to Lessor if the sale to Unrelated Persons of Refined Coal produced in the Facility for any two consecutive Months (excluding any period of Force Majeure) fails to generate Section 45 Credits or if the amount of allowable Section 45 Credits is reduced under Section 45(e)(8)(B) of the Code below * of the amount of Section 45 Credits that would have been available if there had been no such reduction.
(k)    Lessee may terminate this Lease by notice to Lessor if a Regulatory Event occurs.
(l)    Lessee may terminate this Lease by notice to Lessor if, for reasons other than Force Majeure, Refined Coal produced in the Facility fails to satisfy the emissions reduction requirements set forth in Code Section 45(c)(7)(B) or the Refined Coal Guidance, resulting in, or likely to result in, a material loss of Section 45 Credits by Lessee and, despite the use by Lessee of reasonable efforts, the problem causing such production of Refined Coal to fail to satisfy the emissions reduction requirements set forth in Code Section 45(c)(7)(B) or the Refined Coal Guidance is not cured within 14 Days after Lessee becomes aware of such problem (or in the event such problem is not curable within 14 Days, within such additional period (not to exceed 14 Days) as is reasonably necessary to cure such problem if such problem is curable but cannot be reasonably cured within such 14 Day period, and if Lessee uses reasonable efforts to pursue such cure during such 14 Day period).
3.2    Effect of Expiration or Termination. Upon expiration or termination of this Lease pursuant to Section 3.1 above, there will be no liability or obligation on the part of Lessee or Lessor (or any of their respective Affiliates or Representatives), except that (a) each Party shall continue to be liable for any breach of this Lease by it occurring prior to such expiration or termination, (b) each Party shall pay any amounts outstanding and payable by it hereunder as of the date of expiration or termination, (c) Lessee shall continue to pay the Second A&R Lease Term Rent Payments pursuant to the terms of Section 2.2(a) and any Renewal Term Rent Payments pursuant to the terms of Section 2.2(c), (d) the Parties will be subject to the indemnity obligations set forth in Article 5, (e) the Parties will take all reasonable actions to terminate the Exchange Agreement, the Operating and Maintenance Agreement, the Technology Sub-License and any agreements entered into in connection with any other lease or license of a site on which the Facility is located during the Term, and (f) the provisions of Sections 2.2(a), (b) and (c), this Section 3.2, Article V and Article VI shall continue to apply. Upon the expiration or the termination of this Lease for any reason, Lessee will discontinue all use of the Facility.
3.3    Lessee’s Duty to Surrender. At the expiration or earlier termination of the Term, Lessee shall surrender to Lessor the possession of the Facility leased hereunder.
ARTICLE IV
FORCE MAJEURE
4.1    Force Majeure.
(a)    If Lessee is rendered unable by Force Majeure to carry out, in whole or part, its obligations (other than the obligation to make payments then due or becoming due with respect

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to performance prior to the event) under this Lease, Lessee shall give notice orally to Lessor as soon as reasonably practicable, followed within five Business Days thereafter by a written notice setting forth, in reasonable detail, the cause or causes constituting such Force Majeure. The obligations of Lessee (other than the obligation to make payments then due or becoming due with respect to performance prior to the event) shall be suspended to the extent made necessary, and for no longer than is required, by the cause or causes constituting such Force Majeure.
(b)    The term “Force Majeure” means any event that is beyond the reasonable control and occurs without the fault or negligence of Lessee, that by the exercise of reasonable diligence or the incurrence of reasonable expense Lessee is unable to prevent or overcome, and that wholly or partly prevents the performance of any of the obligations of Lessee (other than the obligation to make payments then due or becoming due with respect to performance prior to the event) under this Lease. Force Majeure includes the following events to the extent they present the characteristics described in the preceding sentence: acts of God or of the public enemy; interruptions in or failure of transportation of coal or Refined Coal or other materials by third parties; fire, flood, explosion or other serious casualty; severe weather; war (whether declared or not); mobilization, revolution, riot, or civil commotion; legal intervention; regulation or order of Governmental Authority; changes in Permit requirements that prevent the Parties from operating the Facility; inability to obtain any Permit notwithstanding commercially reasonable efforts to obtain such Permit; strike; and lock-out or other labor disputes. A lack or unavailability of money shall not constitute Force Majeure.
(c)    Lessee shall initiate and continue commercially reasonable good faith efforts to remedy the Force Majeure with all reasonable dispatch; provided, however, that the settlement of strikes, lockouts, or other labor disputes shall be totally within the discretion of Lessee.
ARTICLE V
INDEMNIFICATION, LIMITATION OF LIABILITY AND REMEDIES
5.1    Lessee’s Right to Indemnification. Lessor shall indemnify the Lessee Indemnified Parties in accordance with, and subject to, the terms of the Exchange Agreement from and against any and all Losses incurred by the Lessee Indemnified Parties to the extent arising out of or caused by any breach of this Lease by Lessor.
5.2    Lessor’s Right to Indemnification. Lessee shall indemnify the CCS Indemnified Parties in accordance with, and subject to, the terms of the Exchange Agreement from and against any and all Losses incurred by the CCS Indemnified Parties to the extent arising out of or caused by any breach of this Lease by Lessee.
5.3    Claims Procedures and Limitations. All claims for indemnification shall be subject to the procedures and limitations set forth in the Exchange Agreement.
ARTICLE VI
MISCELLANEOUS

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6.1    Confidentiality.
(a)    Each Party shall maintain the terms of this Lease in confidence and shall not disclose any information concerning the terms, performance or administration of this Lease to any other Person; provided that a Party may disclose such information: (i) to any of such Party’s Group, (ii) to any prospective member of such Party’s Group, (iii) to any actual or prospective purchaser of all or a portion of such Party’s interest in the Facility, (iv) to any Person providing or evaluating a proposal to provide financing to the recipient Party or any direct or indirect owner of such Party, and (v) to any officer, director, manager, employee or contractor of such Party to the extent required for performance of this Lease; provided in each case that the recipient Party shall provide to each Person to which disclosure is made a copy of this Section 6.1 and direct such Person to treat such information confidentially in accordance with this Section 6.1, and the recipient Party shall be liable for any breach of the terms of this Section 6.1 by such Persons to which it makes any such disclosure. The foregoing restrictions will not apply (A) to information that is or becomes generally available to the public otherwise than as a result of disclosure by the recipient Party, (B) to information that is already in, or subsequently comes into, the recipient Party’s possession, provided that the source of such information was not, to the recipient Party’s knowledge, obligated to keep such information confidential, (C) to information that is required to be disclosed pursuant to Law or stock exchange rules and regulations or is otherwise subject to legal, judicial, regulatory or self-regulatory requests for information or documents or (D) subject to Section 6.1(b) below, to the tax structure or tax treatment of the transactions contemplated by this Lease.
(b)    Each Party may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Lease, provided, however, that any such information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The tax structure and tax treatment of the transactions contemplated by this Lease includes only those facts that may be relevant to understanding the purported or claimed U.S. federal and state income tax treatment or tax structure of the transactions and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any parties involved in any of the transactions contemplated by this Lease or the documents to be delivered in connection herewith.
(c)    If any Party is required to disclose any information required by this Section 6.1 to be maintained as confidential in a judicial, administrative or governmental proceeding, such Party shall give the other Party at least 10 Days’ prior written notice (unless less time is permitted by the applicable proceeding) before disclosing any such information in any said proceeding and, in making such disclosure, the Party required to disclose the information shall disclose only that portion thereof required to be disclosed and shall cooperate with the other Party in the other Party’s attempts to seek to preserve the confidentiality thereof, including if such Party seeks to obtain protective orders and/or any intervention.
6.2    Tax Return Information and Tax Proceedings. The provisions of Section 4.4 of the Exchange Agreement shall apply to this Lease.

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6.3    Amendment, Modification and Waiver. This Lease may not be amended or modified except by an instrument in writing signed and delivered by each of the Parties. Any failure of a Party to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed and delivered by the Party or Parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.
6.4    Severability. If any term or other provision of this Lease is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Lease shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Lease so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
6.5    Expenses and Obligations. Except as otherwise expressly provided in this Lease, all costs and expenses incurred by the Parties in connection with this Lease and the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expenses.
6.6    Parties in Interest. This Lease shall be binding upon and, except as provided below, inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Lease, express or implied, is intended to confer upon any other Person (other than the Lessee Indemnified Parties and CCS Indemnified Parties as provided in Article 5) any rights or remedies of any nature whatsoever under or by reason of this Lease).
6.7    Notices. All notices and other communications hereunder shall be in writing, unless otherwise specified, and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile or electronic mail, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)    If to Lessee, to:
GS RC Investments LLC
c/o Goldman Sachs & Co.
200 West Street
New York, New York 10282
Attention: Pooja Goyal
Fax: (212) 256-5304
Email: pooja.goyal@gs.com

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With a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
Attention: Kaam N. Sahely
Fax: (713) 615-5150
Email: ksahely@velaw.com
If to Lessor, to:
AEC-NM, LLC
One Denver Tech Center
5251 DTC Parkway, Suite 825
Greenwood Village, CO 80111
Attention: General Counsel
Fax: (866) 433-1341
Email: ccsnotice@cleancoalsolutions.com

With a copy (which shall not constitute notice) to:

Crowley Fleck PLLP
P.O. Box 10969
Bozeman, MT 59719
Attention: Nate Good
Fax: (406) 556-1433
Email: ngood@crowleyfleck.com

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if faxed or emailed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, however, that a notice given in accordance with this Section 6.7 but received on any Day other than a Business Day, or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.
6.8    Counterparts. This Lease may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
6.9    Entire Agreement. This Lease (which term shall be deemed to include the Exhibits and Schedules hereto) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with

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respect to the subject matter hereof, including the Exchange Lease and the First A&R Lease. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Lease.
6.10    Governing Law; Choice of Forum; Waiver of Jury Trial. THIS LEASE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE AND CONSENT TO THE SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE ARISING OUT OF OR RELATING TO THIS LEASE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
6.11    Publicity. Lessor agrees that it will not, without the prior written consent of Lessee, in each instance, (a) use in advertising, publicity, or otherwise the name of GS, or any Affiliate thereof (including Lessee), or any partner or employee of GS, or any Affiliate thereof (including Lessee), nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by GS, or any Affiliate thereof (including Lessee), or (b) represent, directly or indirectly, that any product or any service provided by Lessor has been approved or endorsed by GS, or any Affiliate thereof (including Lessee). No public announcement of any kind regarding the existence or terms of this Lease shall be made without the prior written consent of the Parties. For the avoidance of doubt, nothing in this Section 6.11 shall limit Lessor's obligation to disclose information pursuant to Section 6.1.
6.12    Assignment. Neither Party shall assign, sublease or otherwise transfer (collectively, an “Assignment”) this Lease or any of its rights or obligations hereunder without the prior written consent of the other Party, and any purported Assignment made without such prior written consent shall be void. Notwithstanding the foregoing:
(a)    either Party may, without the need for consent from the other Party, make an Assignment of this Lease to an Affiliate of such Party provided that such Affiliate assumes all of the obligations of the Party making the Assignment and the Lessor Parent Guaranties or the Lessee Parent Guaranty remain in effect, as applicable, with respect to the obligations of such Affiliate, and in such event the assigning Party shall be released from its obligations under this Lease, except for those obligations that arose prior to such Assignment;
(b)    Lessee may, without the need for consent from Lessor, make an Assignment of this Lease to any Person (i) succeeding to all or substantially all of its assets, provided such Person has, or its obligations under this Lease are guaranteed by a Person who has, an Investment Grade rating, or (ii) after the date that is ten (10) years after the Effective Date if the Section 45 Credit for Refined Coal produced by the Facility has been extended beyond such date; and

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(c)    Lessor may, without the prior written consent of Lessee, make an Assignment of this Lease to any Person succeeding to all or substantially all of its assets provided that (i) the acquiring Person assumes all obligations of Lessor hereunder, and (ii) either (A) the Lessor Parent Guaranties remain in full force and effect with respect to the Person succeeding to all or substantially all of Lessor’s assets, or (B) the Lessor Parent Guaranties are replaced by a new guaranty or guarantees on the same terms as the Lessor Parent Guaranties covering such assumed obligations from a Person having an Investment Grade rating, and in such event Lessor shall be released from its obligations under this Lease, except for those obligations that arose prior to such Assignment.
6.13    Private Letter Ruling. If Lessee or any of its Affiliates decides to pursue a request for a PLR, determination letter, Pre-Filing Agreement or other written guidance from the IRS (the “IRS Guidance”) with respect to any aspect of the transactions contemplated by this Lease or any of the other Transaction Documents or in relation to the Facility, the Parties shall consider in good faith and make such amendments to this Lease as may be necessary to permit Lessee to obtain the IRS Guidance. Neither Party shall be required to agree to any such amendment that it reasonably determines, in good faith, is adverse to such Party in any material respect; provided that Lessor shall not withhold its agreement to any such amendment if Lessee has agreed to fully compensate Lessor for any adverse economic effect on Lessor resulting from such amendment and such amendment would not cause any material adverse effect on Lessor for which it cannot adequately be compensated by Lessee.
[Signature page follows.]

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IN WITNESS WHEREOF, each Party has caused this Lease to be executed on its behalf as of on the day and year first above written.

AEC-NM, LLC By: Clean Coal Solutions, LLC, its manager
By: /s/ George A. McClellan
Name: George A. McClellan
Title: Chief Executive Officer

GS RC INVESTMENTS LLC By: GSFS Investments I Corp., its sole member

By: /s/ Charles A. Cognata
Name: Charles A. Cognata
Title: Authorized Signatory

Signature Page to Second Amended and Restated Equipment Lease (New Madrid)

SCHEDULE 1
RENT
*
*
*

Schedule 1

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SCHEDULE 2
OPERATING EXPENSES

*

Schedule 2

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EXHIBIT A

FACILITY
All fixtures, equipment, machinery, parts and software, and other property constituting the refined coal production facility, consisting of the following components: a CyClean A granular material feed hopper system including weigh belt conveyors; the CyClean A equipment support and enclosure; a CyClean B liquid tote and containment; chemical pumps and associated chemical delivery system plumbing; motor control center; programmable logic control system; and all associated valves, fittings, equipment; located at the New Madrid Power Plant owned by Associated Electric Cooperative, Inc. and located at 41 St. Jude Road, New Madrid, Missouri 63869 including, without limitation, the equipment, parts, and other materials set forth below:

TAG NO.	EQUIPMENT NAME	Manufacturer	Model Number

*	*	*	N/A
*	*	*	*
*	*	*	N/A
*	*	*	*
*	*	*	N/A
*	*	*	*
*	*	*	*
*	*	*	N/A
*	*	*	N/A
*	*	*	N/A
*	*	*	N/A
*	*	*	*
*	*	*	*
*	*	*	N/A
*	*	*	*
*	*	*	N/A
*	*	*	N/A

Exhibit A
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LESSOR INSURANCE

A.
Lessor shall carry and maintain (or cause to be carried and maintained) the following insurance coverages, or their equivalent in scope and amount. Each policy shall list the following as additional insureds (collectively, the “Additional Insureds”): Lessee, all direct owners of Lessee and any Person owning a direct or indirect interest in any direct owner of Lessee, the site and the Utility, and any other parties identified by Lessee, as their interests may appear. Lessor shall pay (or cause to be paid) the premiums required to maintain these policies in effect, unless otherwise stated.

Commercial (or Public) General Liability. Insurance written on an occurrence basis, with at least a * per occurrence limit. The policy will include the following provision:
“Coverage afforded to any additional insured will apply on a primary basis, not as excess of or contributing with any other insurance, as respects the subject project.”
Lessor shall immediately notify Lessee of any material dilution in the limit on such policy or policies, whether under this Lease or in connection with any other refined coal production facility or underlying property.
Umbrella Liability Coverage. Insurance with limits of not less than * if available on a commercially reasonable basis, but in any event limits of not less than *. At a minimum to provide umbrella limits over commercial liability, employer’s liability, and auto liability. Such coverage may be on a claims-made basis. Lessor shall immediately notify Lessee of any material dilution in the limit on such policy or policies, whether under this Lease or in connection with any other facility or underlying property.
Pollution Liability or Pollution Legal Liability. Insurance with limits of *. Such insurance shall be obtained by Lessor at Lessee’s expense. Lessor shall immediately notify Lessee of any material dilution in the limit on such policy or policies, whether under this Lease or in connection with any other facility or underlying property.

B.	The insurance policies maintained pursuant hereto may be subject to such retentions and deductibles as are usual and customary for the risks involved under policies with limits described above.

C.
Each insurance policy covering Lessor’s obligations under this Lease, or any other insurance in force for the personal property, fixtures or equipment of Lessor used in connection with this Lease, shall provide for a waiver of subrogation by the insurer in favor of the Additional Insureds. Such insurance provided to Additional Insureds shall apply on a primary basis not as excess of or contributing with any other insurance.

D.
All insurance policies shall be in a form reasonably acceptable to Lessee and shall be issued by an approved insurance company licensed and authorized to do business in the state of operation, and rated in Bests Insurance Reports (or similar publication of comparable standing) as A-VIII or better (or the then equivalent of such rating) or as approved by Lessee.

Exhibit B
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As soon as practicable upon execution of this Lease and before commencing any performance hereunder, Lessor shall submit to Lessee certificates of insurance evidencing the existence of the insurance required hereunder. Certificates of renewal or replacement policies shall be delivered to Lessee within 10 Business Days after the date of expiration or termination of the expired or replaced insurance policy. If requested by Lessee, Lessor shall provide Lessee an original or certified copy of any insurance policy maintained by Lessor pursuant to the terms hereof.

E.	All primary and umbrella liability policies shall contain the following clause:
“Thirty days’ written notice of cancellation, material change deemed adverse to Lessee’s interest or nonrenewal shall be given to Lessee before any cancellation, material change or nonrenewal of this policy will be effected, except ten Days will apply for cancellation due to nonpayment of premium.”

F.
Lessor and its Representatives shall cooperate with Lessee in connection with the collection of any insurance monies that may be due Lessee in the event of loss, and Lessor and its Representatives shall execute and deliver all such instruments that may be required for the purpose of obtaining the recovery of any such insurance monies.

G.	Lessor shall maintain the insurance described herein until expiration of the Term or termination of this Lease and the issuance of a final certificate of insurance.

H.	The following provisions shall apply with respect to the insurance coverages required in this Lease:

1.
Lessor will not intentionally do, allow or permit anything to be done during the performance of Lessor’s obligations under this Lease that will affect, impair or contravene any policies of insurance that may be carried on the Facilities, or any part thereof, or the use thereof, against loss, damage or destruction by fire, casualty, public liability, or otherwise.

2.	Compliance with any of the insurance requirements stipulated in this Lease will not in itself be construed to be a limitation of liability of Lessor or its representatives.

I.
In the event Lessor fails to effect, maintain or renew any of the insurance required hereunder in the required amounts, or to pay the premiums therefor, or to deliver to Lessee any evidence of such insurance or payment therefor as required hereunder, then in any such events Lessee at its option, but without obligation so to do, may procure such insurance. Any sums expended by Lessee to procure any such insurance shall be payable by Lessor on demand, together with interest at the Interest Rate thereon from the date such sums were expended; provided, however, it is expressly understood that procurement by Lessee of any such insurance shall not be deemed to waive or release the default of Lessor, or the right of Lessee at its option, to exercise the remedies set forth in this Lease upon the occurrence of a default. Unless otherwise specified, Lessee shall not be responsible for obtaining or maintaining any insurance required to be obtained or maintained by Lessor, and shall not, by reason of

Exhibit B
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accepting, rejecting, approving or obtaining any such insurance, incur any liability for the existence, nonexistence, form or legal sufficiency thereof, the solvency of any insurer or the payment of any losses, and Lessor hereby expressly assumes full responsibility therefor and liability, if any, thereunder.

J.
In addition to the above, Lessor shall maintain all insurance and surety bonds for any other risks or hazard that now or hereafter are customarily insured against by lessors of like size and type in the locality of the site as Lessor deems appropriate.

K.
All claims-made liability coverages shall remain in full force and effect for three years after the end of the Term. All other liability coverages shall remain in full force and effect until the end of the Term.

Exhibit B
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EXHIBIT C
ESCALATION INDEX
The Second A&R Lease Term Rent Payment or Renewal Term Rent Payment, as applicable, for a Quarter shall be adjusted in an amount equal to the Second A&R Lease Term Rent Payment or Renewal Term Rent Payment, as applicable, for such Quarter as set forth on Schedule 1 multiplied by the percentage increase or decrease, if any, in the CPI for the calendar year immediately prior to the calendar year in which the applicable Quarter ends as compared to the CPI for 2015.

Exhibit C
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